Exhibit 99.1

Enochian Biosciences Expands its Infectious Disease Pipeline by Entering into an Agreement in Principle to Acquire an Exclusive License for a Novel Hepatitis B Virus Treatment

-	Agreement provides Enochian with exclusive rights to develop and commercialize a HBV treatment with a novel mechanism of action

-	Abstract accepted highlighting the in vivo and in vitro data from preclinical studies conducted with HBV treatment will be presented at HepDART on December 10th

LOS ANGELES, November 25, 2019 (GLOBE NEWSWIRE)-Enochian Biosciences, a company focused on gene-modified cellular therapy in infectious disease and cancer, announces the expansion of its infectious disease pipeline by entering into an agreement in principle to acquire an exclusive, license for a treatment under development aimed to treat the Hepatitis B Virus (HBV) infections from G-Tech Bio, LLC. An abstract accepted for presentation at the HepDART meeting featuring in vivo and in vitro data from preclinical studies conducted with this novel HBV treatment candidate will be presented by Dr. Serhat Gümrükcü, MD, PhD on December 10, 2019. Approximately 5 percent of the world’s population is infected with HBV and around 1 million people per year die from the disease.

The widely respected and well-published collaborating scientist, Dr. Philippe Gallay, PhD, of the Scripps Institute said: “I have been working in the hepatitis field for three decades. The mechanism of action conceived of by the brilliant scientist, Dr. Gümrükcü, is remarkably innovative. The data generated thus far have exceeded my expectations. I look forward to the presentation at HepDART, an important conference for the field, and to advancing the work with Dr. Gümrükcü and Enochian Biosciences.”

Building on a Broad and Deep Pipeline

Based on the determinations from independent valuation specialists as contained in our audited financial statements for our fiscal year ended June 30, 2019, our intangible assets related primarily to our HIV pipeline are approximately $154.8 million. The addition of a treatment that we believe could have the potential to cure HBV expands an already exciting pipeline for Enochian.

Enochian licenses are for intellectual property that include proprietary know-how and pending patent applications covering aspects of our pipeline therapeutics. Additionally, Enochian intends to protect the therapeutics that may be approved for marketing in the future with regulatory exclusivity that is available in many jurisdictions around the world. These exclusivity strategies, which are based on pending patent applications, patents, if issued, and regulatory exclusivity, are common among biotech companies as therapeutic candidates proceed through pre-clinical and clinical stages leading to commercialization.

HIV

The cure for HIV has been demonstrated to be more than a theoretical possibility. The so called “Berlin” and “London” patients have been cured by undergoing a bone marrow transplant for cancer with cells from another person who had a naturally occurring genetic mutation that makes cells resistant to HIV infection. Unfortunately, this procedure causes a death rate of approximately one-third and causes significant and in some cases life-long side effects for those who survive. Therefore, it can only be done in people who require a transplant for a life-threatening disease such as lymphoma. Several researchers and companies have attempted to genetically modify the cells of HIV-infected persons and return (transplant) them back into the same person, hoping to reduce the significant side effects with the approach used in the Berlin and London patients. However, the chemotherapy used is still rather toxic and, more significantly, there has not been significant uptake (engraftment) of the genetically modified cells, so the patients have not been cured.

HV-01: a New Approach Toward a Potential Cure for HIV

HV-01 was the original impetus for the conception of Enochian Biosciences’ HIV focus. It is based on an insight by Dr. Gümrükcü, drawn from a non-HIV field, that by adding an additional genetic modification to cells beyond those that protect cells from HIV infection could give a competitive advantage to the survival of the cells in HIV patients, leading to enhanced engraftment of the cells and increase the potential for a cure. This approach could also significantly reduce the therapies needed, potentially allowing the procedure to be done on an outpatient basis.

The results from in vitro and in vivo pre-clinical studies being conducted by Dr. Gallay’s laboratory and Scripps Institute, and Enochian’s lab have thus far exceeded expectations. Therefore, an Initial Targeted Engagement for Regulatory Advice on CBER ProducTs (INTERACT) meeting package, which we expect will assist us in initiating the Investigational New Drug (IND) process with the FDA, is being prepared. We are seeking to potentially submit that package in December, meeting our original goal of submission before the end of 2019.

HV-11 and HV-12: A Potential Preventive and Therapeutic Vaccine for HIV

Novel approaches to stimulate a person’s immune response to more effectively respond to HIV could be used to prevent infection (preventive vaccine) or to allow an HIV-infected person to control HIV infection in the absence of any other treatment (therapeutic vaccine).

Enochian has partnered with one of the leading scientists and scientific institutions, Dr. Hans Peter Kiem, MD PhD, of the Fred Hutchinson Cancer Research Center, to test an innovative approach in non-human primates that we believe has the potential for development into a preventive and/or therapeutic/curative vaccine.  Dr Kiem said: “We are very excited to be involved with this study.  Dr. Gümrükcü’s scientific insight for the work is truly unique. I know of no similar approach being evaluated anywhere else in the world.”

HIV 31 and 32: Potential new class of HIV treatment

Based on the innovative mechanism of action designed to be developed into a potential cure for HBV, Dr. Gümrükcü’s two novel approaches aimed at an alternative path to cure and/or treat HIV are in the discovery phase.

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Oncology

Building on learning from peer-reviewed publications of Phase I/IIa trials, we are designing an innovative dendritic-cell based therapeutic vaccination platform that could potentially be developed into treatments to induce life-long remissions from some of the deadliest solid tumors. We plan to initially target pancreatic cancer, triple negative breast cancer, glioblastoma, and renal cell carcinoma with this platform. The platform might also allow for non-specific immune enhancement that could have the potential for impact against a broad array of solid tumors. As with HIV, our approach could potentially allow for outpatient therapy without ablating or significantly impairing the patient’s immune system, as many current approaches require.

Experimental designs have been created to develop our approach including the procurement of vectors. We expect that the platform could move beyond the discovery phase in the coming months.

Building the Capital Foundation to Advance the Pipeline

Enochian has recently entered into agreements that upon satisfaction of certain closing conditions and closing will provide an additional $12 million in funding. Based on current projections, we believe these resources should be sufficient to advance the pipeline through pre-clinical phases into Phase I trials if IND approvals are secured.

The Inventor

After receiving his preclinical training at the Dokuz Eylul University in 2004, Dr. Serhat Gümrükcü continued his training in various institutions and started working as a physician licensed by the Ministry of Health of Turkey in 2008. Later, after working under Dr. Suat Arusan in Turkey, Dr. Gümrükcü decided to explore further studies in the field of cell and gene therapies.  He is currently the director of Seraph Research Institute, a non-profit organization where he runs a research lab at the cutting edge of cell, gene and immunotherapy research. On agreeing to join the Institute’s scientific board, one of the world’s leading experts and his mentor in immuno-oncology Prof. Shimon Slavin said, “Dr. Gümrükcü was a young Turkish post-doc with interesting ideas when I first met him eight years ago. I am looking forward to our future collaboration in developing and implementing novel cancer treatments at Seraph Research Institute.”

His interest in other fields of science, such as physics, has led him to pursue creating cross-disciplinary solutions to complex human diseases as a researcher. Based on his unique research training, Dr. Gümrükcü has become a prolific inventor, submitting various patent/provisional patent applications, which include several approaches aimed to treat or potentially cure HIV/AIDS, Hepatitis B, major solid tumors, rare but deadly diseases, and for a novel vaccine for HIV among many others.

Dr. Gümrükcü has licensed intellectual property related to HIV and several solid tumors to Enochian. Dr. Mark Dybul, MD said, “Dr. Gümrükcü is one of those rare geniuses that is not bound by scientific discipline or dogma. He sees connections and opportunities often missed. His ideas are the purest kind: those that seem so obvious and simple once he has conceived of, and explained them.”

About the Company

Enochian Biosciences is a pre-clinical stage biotechnology company committed to using its exclusive licenses for genetically modified cellular and immune-therapy technologies to seek to prevent or potentially cure HIV, to potentially provide life-long cancer remission of some of the deadliest cancers and to potentially cure HBV. We intend to do this by genetically modifying, or re-engineering, different types of cells, depending on the therapeutic area, and then injecting or reinfusing the re-engineered cells back into the patient to provide treatment.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline or the sufficiency of our funding. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” plans,” “expects,” “aims,” “intends” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contact:

ir@enochianbio.com

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